INDEPENDENT AUDITORS' CONSENT


Benjamin Moore & Co.:

We consent to the incorporation by reference in Post-Effective Amendment No. 2 to Registration Statement No. 33-2694 and in Registration Statement Nos. 33-39750 and 33-69480 of Benjamin Moore & Co. and subsidiaries on Form S-8 of our report dated February 27, 1998 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of computing depreciation) appearing in this Annual Report on Form 10-K of Benjamin Moore & Co. and subsidiaries for the year ended December 31, 1997.



Deloitte & Touche LLP

Parsippany, New Jersey
February 27, 1998